UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2012

MONDELĒZ INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Virginia	1-16483	52-2284372
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Three Parkway North, Deerfield, Illinois	60015
(Address of Principal executive offices)	(Zip Code)

Registrant’s Telephone number, including area code: (847) 943-4000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

This information will not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

On November 7, 2012, Mondelēz International, Inc., a Virginia corporation, issued a press release announcing earnings for the third quarter ended September 30, 2012. A copy of the earnings press release is furnished as Exhibit 99.1 to this current report.

NON-GAAP FINANCIAL MEASURES

We report our financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).

Our top-line measure is Organic Net Revenues, which excludes the impacts of divestitures, currency and accounting calendar changes. We use Organic Net Revenues and corresponding metrics as non-GAAP financial measures. Management believes Organic Net Revenues better reflects the underlying growth from the ongoing activities of our business and provides improved comparability of results.

We use Adjusted Operating Income and Adjusted Segment Operating Income (formerly known as “Underlying Operating Income” and “Underlying Segment Operating Income,” respectively), which is defined as operating income (or segment operating income) excluding costs related to: the Integration Program; the Restructuring Program; and Spin-Off Costs, including transaction fees and other costs associated with the Spin-Off of the North American grocery business. We use Adjusted Operating Income, Adjusted Segment Operating Income and corresponding metrics as non-GAAP financial measures. Management believes Adjusted Operating Income and Adjusted Segment Operating Income provide improved comparability of operating results.

We use Operating EPS, which is defined as diluted EPS attributable to Mondelēz International excluding costs related to: the Integration Program; the Restructuring Program; and Spin-Off Costs. We use Operating EPS and corresponding metrics as non-GAAP financial measures. Management believes Operating EPS provides improved comparability of operating results.

We use Adjusted Pro Forma Results from Continuing Operations (also, “Adjusted Pro Forma” or “Adjusted Pro Forma Continuing Operations”), which is defined as including the following adjustments from the beginning of all periods presented:

•	removal of Kraft Foods Group results of operations (“Kraft Foods Group Operation”) which was divested on October 1, 2012;

•	removal of Integration Program costs;

•	removal of 2012-2014 Restructuring Program costs;

•	removal of Spin-Off Costs, including transaction fees and other costs associated with the Spin-Off of Kraft Foods Group;

•	adjustment to reduce benefit plan expense in connection with the transfer of certain employee benefit plan obligations to Kraft Foods Group in the Spin-Off transaction;

•

adjustment to reflect the finalization of the Spin-Off capitalization plan at Mondelēz International and the assumed pay down of approximately $6 billion of our debt and the related estimated reduction in our interest expense as a result of cash received from Kraft Foods Group.

We use Adjusted Pro Forma Continuing Operations and corresponding metrics as non-GAAP financial measures to present operating results on a standalone company basis. Management believes Adjusted Pro Forma Continuing Operations provides improved comparability of operating results as a standalone company. The adjusted pro forma information is for informational purposes only and is not intended to represent what our results of operations or financial position would have been had the Spin-Off and related transactions and adjustments occurred at an earlier time within the periods presented, nor should it be considered indicative of our future results of operations as a standalone company.

Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our results prepared in accordance with GAAP. In addition, the non-GAAP measures we are using may differ from non-GAAP measures used by other companies. Because GAAP financial measures on a forward-looking basis are neither accessible nor deemed to be significantly different from the non-GAAP financial measures, and reconciling information is not available without unreasonable effort, with regard to the non-GAAP financial measures in our Outlook, we have not provided that information.

See the attached schedules for supplemental financial data and corresponding reconciliations of the non-GAAP financial measures referred to above to the most comparable GAAP financial measures for the three and nine months ended September 30, 2012 and 2011.

SEGMENT OPERATING INCOME

Management uses segment operating income to evaluate segment performance and allocate resources. We believe it is appropriate to disclose this measure to help investors analyze segment performance and trends. Segment operating income excludes unrealized gains and losses on hedging activities (which are a component of cost of sales), certain components of our U.S. pension plan cost (which is a component of selling, general and administrative expenses), general corporate expenses (which are a component of selling, general and administrative expenses) and amortization of intangibles for all periods presented. We centrally manage pension plan funding decisions and determination of discount rate, expected rate of return on plan assets and other actuarial assumptions. Therefore, we allocate only the service cost component of our U.S. pension plan expense to segment operating income. We exclude the unrealized gains and losses on hedging activities from segment operating income to provide better transparency of our segment operating results. Once realized, we record the gains and losses on hedging activities within segment operating results. Accordingly, we do not present these items by segment because they are excluded from the segment profitability measure that management reviews.

Item 9.01.	Financial Statements and Exhibits.

(d) The following exhibit is being furnished with this Current Report on Form 8-K.

Exhibit Number	Description
99.1	Mondelēz International, Inc. Press Release, dated November 7, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONDELĒZ INTERNATIONAL, INC.

Date: November 7, 2012		/s/ DAVID A. BREARTON
	Name:	David A. Brearton
	Title:	Executive Vice President and Chief Financial Officer